EXHIBIT 99.1

Cemtrex (CETX) Completes Acquisition of Advanced Industrial Services Inc.

Farmingdale, NY – December 15th, 2015 – Cemtrex (Nasdaq: CETX), a diversified industrial and manufacturing leader, announced today that it has completed the previously announced acquisition of leading industrial services company, Advanced Industrial Services Inc. (AIS) and its affiliate subsidiary companies based in York, Pennsylvania. Cemtrex has acquired all the shares of privately held AIS and it will continue to operate as a wholly owned subsidiary of Cemtrex.

Advanced Industrial Services Inc. is a well-known broad based industrial services provider with over 120 employees and has been in business since 1984. AIS offers one-source expertise and capabilities in plant and equipment erection, relocation, and disassembly. Over the years it has been one of the market leaders in installing high precision equipment in a wide variety of industrial markets like automotive, printing & graphics, industrial automation, packaging, and chemicals among others. AIS also has experience in installing industrial air filtration equipment, similar to the equipment sold by Cemtrex through its existing business operations.

The total consideration given by Cemtrex to the shareholders of AIS was approximately $7,500,000 with $5,000,000 in cash, $1,500,000 in a seller’s note, and $1,000,000 in the form of 315,458 shares of Cemtrex restricted Common Stock. The Company worked with a local bank to finance the cash consideration and working capital part of the transaction. AIS averaged approximately $23 million in annual revenue and $2.4 million in annual normalized EBITDA over the two calendar years 2013 and 2014.

Cemtrex’s Chairman and CEO, Saagar Govil, commented, “The completion of this acquisition represents another critical milestone for Cemtrex as we continue to grow our business and maintain a position of leadership in our industries. Acquiring AIS fulfills three primary objectives, among others, for the Company: 1) The combined entity will be able to compete collaboratively for larger opportunities by providing contracting and installation services as part of our existing equipment sale contracts; 2) The acquisition also allows the two companies to leverage each other’s customer portfolio for cross-pollination of equipment sales and services; 3) It fulfills the Company’s on-going efforts to grow its domestic business and diversify its revenue streams so as not to be solely dependent on a few industries for long term growth. We are excited to bring a company with such a stellar reputation like AIS into the Cemtrex organization and are looking forward to working with this talented and hardworking team.”

This is the second acquisition completed by the Company in the last three years and the first of two deals the Company has announced in recent months.

About Cemtrex

Cemtrex, Inc. (NASDAQ:CETX) is a world leading diversified industrial and manufacturing company that provides a wide array of solutions to meet today's technology challenges. Cemtrex provides manufacturing services of advanced custom engineered electronics, monitoring instruments for industrial processes and environmental compliance, and systems for controlling particulates, hazardous gases, emissions of Greenhouse gases, and other regulated pollutants used in emissions trading globally.

www.cemtrex.com

Safe Harbor Statement
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For further information, please contact:

Investor Relations
Cemtrex, Inc.
Phone: 631-756-9116
investors@cemtrex.com